Exhibit 5.1

[Form of Opinion of Osler, Hoskin & Harcourt LLP]

[Osler, Hoskin & Harcourt LLP Letterhead]

                    , 2011

Bank of Montreal

21st Floor, 1 First Canadian Place

Toronto, ON M5X 1A1

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Bank of Montreal (“BMO”), a Canadian bank chartered under the Bank Act (Canada), in connection with the Registration Statement on Form F-4 (Registration No. 333-            ) (the “Registration Statement”) filed by BMO with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed issuance of BMO common shares (the “Shares”) in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of December 17, 2010 (the “Merger Agreement”) by and between BMO and Marshall & Ilsley Corporation, a Wisconsin corporation (“M&I”). Upon the consummation of the Merger, each shareholder of M&I will be entitled to receive, in exchange for each share of M&I common stock owned by such shareholder immediately prior to the Merger, 0.1257 Shares, plus cash in lieu of any fractional share interests, as more fully described in the Registration Statement.

We have examined the Registration Statement and the Merger Agreement, which has been filed with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. We have also examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion.

In giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing this opinion, we have relied upon a certified copy of the resolutions of the board of directors of BMO dated December 16, 2010.

On the basis of the foregoing, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, including the receipt by BMO of the consideration therefor and the receipt of the required approval under the Bank Act (Canada) related to such consideration, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement.

Yours very truly,